Exhibit 99.1

FOR IMMEDIATE RELEASE:

Golub Capital BDC, Inc. Declares Fiscal Year 2017 Second Quarter Distribution of $0.32 Per Share and Announces Fiscal Year 2017 First Quarter Financial Results

NEW YORK, NY, February 8, 2017 - Golub Capital BDC, Inc., a business development company (NASDAQ: GBDC), today announced its financial results for its first fiscal quarter ended December 31, 2016.

Except where the context suggests otherwise, the terms "we," "us," "our," and "Company" refer to Golub Capital BDC, Inc. and its consolidated subsidiaries. "GC Advisors" refers to GC Advisors LLC, our investment adviser.

SELECTED FINANCIAL HIGHLIGHTS

(in thousands, expect per share data)
	December 31, 2016	September 30, 2016
Investment portfolio, at fair value	$1,696,302	$1,660,612
Total assets	$1,774,086	$1,756,509
Net asset value per share	$15.74	$15.96

	Quarter Ended
	December 31, 2016	September 30, 2016
Investment income	$33,849	$34,503
Net investment income	$16,953	$17,228
Net gain (loss) on investments and secured borrowings	$2,031	$(1,129)
Net increase in net assets resulting from operations	$18,984	$16,099

Earnings per share	$0.34	$0.30
Net gain (loss) on investments and secured borrowings per share	$0.03	$(0.02)
Net investment income per share	$0.31	$0.32
Accrual for capital gain incentive fee per share	$0.01	$—
Net investment income before capital gain incentive fee accrual per share (1)	$0.32	$0.32

(1) As a supplement to U.S. generally accepted accounting principles ("GAAP") financial measures, the Company has provided this non-GAAP performance result. The Company believes that this non-GAAP financial measure is useful as it excludes the accrual of the capital gain incentive fee, which is not contractually payable under the terms of the Company's investment advisory agreement with GC Advisors.

First Fiscal Quarter 2017 Highlights

•
Net increase in net assets resulting from operations for the quarter ended December 31, 2016 was $19.0 million, or $0.34 per share, as compared to $16.1 million, or $0.30 per share, for the quarter ended September 30, 2016;

•	Net investment income for the quarter ended December 31, 2016 was $16.9 million, or $0.31 per share, as compared to $17.2 million, or $0.32 per share, for the quarter ended September 30, 2016;

•
Net investment income for the quarter ended December 31, 2016 excluding a $0.5 million accrual for the capital gain incentive fee under GAAP was $17.4 million, or $0.32 per share, as compared to $17.1 million, or $0.32 per share, when excluding a $0.1 million reversal in the accrual for the capital gain incentive fee under GAAP for the quarter ended September 30, 2016;

•
Net gain on investments and secured borrowings for the quarter ended December 31, 2016 was $2.0 million, or $0.03 per share, as compared to a net loss of $1.1 million, or $0.02 per share, for the quarter ended September 30, 2016; and

•	Our board of directors declared on February 7, 2017 a quarterly distribution of $0.32 per share payable on March 30, 2017 to stockholders of record as of March 7, 2017.

Portfolio and Investment Activities

As of December 31, 2016, the Company had investments in 182 portfolio companies with a total fair value of $1,587.5 million and had investments in Senior Loan Fund LLC (“SLF”) with a total fair value of $108.8 million. This compares to the Company’s portfolio as of September 30, 2016, as of which date the Company had investments in 183 portfolio companies with a total fair value of $1,556.4 million and investments in SLF with a total fair value of $104.2 million. Investments in portfolio companies as of December 31, 2016 and September 30, 2016 consisted of the following:

	As of December 31, 2016		As of September 30, 2016
	Investments	Percentage of	Investments	Percentage of
Investment	at Fair Value	Total	at Fair Value	Total
Type	(In thousands)	Investments	(In thousands)	Investments
Senior secured	$169,817	10.0%	$162,849	9.8%
One stop	1,337,069	78.8	1,304,467	78.5
Second lien	18,981	1.1	27,909	1.7
Subordinated debt	1,411	0.1	1,427	0.1
Subordinated notes in SLF (1)(2)	—	—	77,301	4.7
LLC equity interests in SLF (1)	108,779	6.4	26,927	1.6
Equity	60,245	3.6	59,732	3.6
Total	$1,696,302	100.0%	$1,660,612	100.0%

(1)
On December 30, 2016, SLF issued a capital call in an aggregate amount of $89.9 million the proceeds of which were used to redeem in full the outstanding balance on the subordinated notes previously issued by SLF and terminate all remaining subordinated note commitments.

(2)	SLF's proceeds from the subordinated notes and LLC equity interests invested in SLF were utilized by SLF to invest in senior secured loans.

The following table shows the asset mix of our new investment commitments for the three months ended December 31, 2016:

	For the three months ended December 31, 2016
	New Investment
	Commitments	Percentage of
	(In thousands)	Commitments

Senior secured	$27,486	22.4%
One stop	85,668	69.8
Subordinated debt	12	0.0 *
Subordinated notes of SLF	5,457	4.4
LLC equity interests of SLF	3,661	3.0
Equity securities	437	0.4
Total new investment commitments	$122,721	100.0%

* Represents an amount less than 0.1%.

Overall, total investments at fair value increased by 2.1%, or $35.7 million, during the three months ended December 31, 2016 after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gain (loss). Total investments at fair value held by SLF increased by 3.0%, or $9.8 million, after factoring in debt repayments, sales of securities, net fundings on revolvers and net change in unrealized gain (loss).

For the three months ended December 31, 2016, the weighted average annualized investment income yield (which includes interest and fee income and amortization of capitalized fees and discounts) and the weighted average annualized income yield (which excludes income resulting from amortization of capitalized fees and discounts) on the fair value of income producing investments in the Company’s portfolio were 8.1% and 7.7%, respectively.

Consolidated Results of Operations

Total investment income for the quarters ended December 31, 2016 and September 30, 2016 was $33.8 million and $34.5 million, respectively. This $0.7 million decrease was primarily attributable to a decrease in accretion of discounts resulting from decreased payoffs during the quarter ended December 31, 2016.

Total expenses for the quarters ended December 31, 2016 and September 30, 2016 were $16.9 million and $17.3 million, respectively. This $0.4 million decrease was primarily attributable to a decrease in the incentive fee due to lower investment income.

During the quarter ended December 31, 2016, the Company recorded a net realized gain of $0.9 million and recorded net unrealized appreciation of $1.1 million. The net realized gain was primarily due to the net realized gains on the sale of portfolio company investments to SLF and the sale of two equity investments. The net unrealized appreciation was due to net unrealized appreciation on several middle market debt and equity securities.

Liquidity and Capital Resources

The Company’s liquidity and capital resources are derived from the Company’s debt securitizations, U.S. Small Business Administration (“SBA”) debentures, revolving credit facilities and cash flow from operations. The Company’s primary uses of funds from operations include investments in portfolio companies and payment of fees and other expenses that the Company incurs. The Company has used, and expects to continue to use, its debt securitizations, SBA debentures, revolving credit facilities, proceeds from its investment portfolio and proceeds from offerings of its securities and its dividend reinvestment plan to finance its investment objectives.

As of December 31, 2016, the Company had cash and cash equivalents of $5.7 million, restricted cash and cash equivalents of $66.0 million and $890.0 million of debt and secured borrowings outstanding. As of December 31, 2016, the Company had $44.5 million of remaining commitments and $10.5 million available for additional borrowings on its revolving credit facility, subject to leverage and borrowing base restrictions. As of December 31, 2016, the Company had $17.0 million of additional SBA debentures available, subject to customary SBA regulatory requirements.

On January 12, 2017, the Company received approval for its third SBIC license which will allow the Company to issue an additional $50.0 million of debentures.

On February 7, 2017, the Company’s Board of Directors declared a quarterly distribution of $0.32 per share, payable on March 30, 2017 to holders of record as of March 7, 2017.

Portfolio and Asset Quality

GC Advisors regularly assesses the risk profile of each of the Company’s investments and rates each of them based on an internal system developed by Golub Capital and its affiliates. This system is not generally accepted in our industry or used by our competitors. It is based on the following categories, which we refer to as GC Advisors’ internal performance ratings:

Internal Performance Ratings
Rating	Definition
5	Involves the least amount of risk in our portfolio. The borrower is performing above expectations, and the trends and risk factors are generally favorable.
4	Involves an acceptable level of risk that is similar to the risk at the time of origination. The borrower is generally performing as expected, and the risk factors are neutral to favorable.
3
Involves a borrower performing below expectations and indicates that the loan’s risk has increased somewhat since origination. The borrower may be out of compliance with debt covenants; however, loan payments are generally not past due.

2
Involves a borrower performing materially below expectations and indicates that the loan’s risk has increased materially since origination. In addition to the borrower being generally out of compliance with debt covenants, loan payments may be past due (but generally not more than 180 days past due).

1
Involves a borrower performing substantially below expectations and indicates that the loan’s risk has substantially increased since origination. Most or all of the debt covenants are out of compliance and payments are substantially delinquent. Loans rated 1 are not anticipated to be repaid in full and we will reduce the fair market value of the loan to the amount we anticipate will be recovered.

Our internal performance ratings do not constitute any rating of investments by a nationally recognized statistical rating organization or represent or reflect any third-party assessment of any of our investments.

The following table shows the distribution of the Company’s investments on the 1 to 5 internal performance rating scale at fair value as of December 31, 2016 and September 30, 2016:

	December 31, 2016			September 30, 2016
Internal	Investments		Percentage of	Investments	Percentage of
Performance	at Fair Value		Total	at Fair Value	Total
Rating	(In thousands)		Investments	(In thousands)	Investments
5	$75,633		4.5%	$93,768	5.7%
4	1,406,965		82.9	1,380,274	83.1
3	196,001		11.6	176,464	10.6
2	17,772		1.0	9,950	0.6
1	(69)	(1)	0.0 *	156	0.0 *
Total	$1,696,302		100.0%	$1,660,612	100.0%

*	Represents an amount less than 0.1%.

(1)	The negative fair value is the result of an unfunded commitment being valued below par.

Conference Call

The Company will host an earnings conference call at 2:30 p.m. (Eastern Time) on Thursday, February 9, 2017 to discuss the quarterly financial results. All interested parties may participate in the conference call by dialing (888) 225-2917 approximately 10-15 minutes prior to the call; international callers should dial (303) 223-2692. Participants should reference Golub Capital BDC, Inc. when prompted. For a slide presentation that we intend to refer to on the earnings conference call, please visit the Investor Resources link on the homepage of our website (www.golubcapitalbdc.com) and click on the Quarter Ended 12.31.16 Investor Presentation under Events/Presentations. An archived replay of the call will be available shortly after the call until 4:30 p.m. (Eastern Time) on March 11, 2017. To hear the replay, please dial (800) 633-8284. International dialers, please dial (402) 977-9140. For all replays, please reference program ID number 21842175.

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Financial Condition
(In thousands, except share and per share data)

	December 31, 2016	September 30, 2016
Assets	(unaudited)	(audited)
Investments, at fair value (cost of $1,684,739 and $1,650,173, respectively)	$1,696,302	$1,660,612
Cash and cash equivalents	5,709	10,947
Restricted cash and cash equivalents	66,016	78,593
Interest receivable	5,661	5,935
Other assets	398	422
Total Assets	$1,774,086	$1,756,509

Liabilities
Debt	$889,500	$864,700
Less unamortized debt issuance costs	5,257	5,627
Debt less unamortized debt issuance costs	884,243	859,073
Secured borrowings, at fair value (proceeds of $458 and $471, respectively)	462	475
Interest payable	5,937	3,229
Management and incentive fees payable	11,812	12,763
Accounts payable and accrued expenses	1,986	2,072
Accrued trustee fees	76	72
Total Liabilities	904,516	877,684

Net Assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of December 31, 2016 and September 30, 2016
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 55,237,037 and 55,059,067 shares issued and outstanding as of December 31, 2016 and September 30, 2016, respectively	55	55
Paid in capital in excess of par	859,143	855,998
Undistributed net investment income	5,520	18,832
Net unrealized appreciation (depreciation) on investments and secured borrowings	14,228	13,104
Net realized gain (loss) on investments and secured borrowings	(9,376)	(9,164)
Total Net Assets	869,570	878,825
Total Liabilities and Total Net Assets	$1,774,086	$1,756,509

Number of common shares outstanding	55,237,037	55,059,067
Net asset value per common share	$15.74	$15.96

Golub Capital BDC, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share data)
	Three months ended
	December 31, 2016	September 30, 2016
	(unaudited)	(unaudited)
Investment income
Interest income	$32,697	$32,615
Dividend income	898	1,274
Fee income	254	614

Total investment income	33,849	34,503

Expenses
Interest and other debt financing expenses	7,606	7,141
Base management fee	5,837	5,734
Incentive fee	2,091	3,004
Professional fees	580	691
Administrative service fee	601	566
General and administrative expenses	171	139

Total expenses	16,886	17,275

Net investment income - before excise tax	16,963	17,228
Excise tax	10	—
Net investment income - after excise tax	16,953	17,228
Net gain (loss) on investments and secured borrowings
Net realized gain (loss) on investments	907	6,514
Net change in unrealized appreciation (depreciation) on investments and secured borrowings	1,124	(7,643)

Net gain (loss) on investments and secured borrowings	2,031	(1,129)

Net increase in net assets resulting from operations	$18,984	$16,099

Per Common Share Data
Basic and diluted earnings per common share	$0.34	$0.30
Dividends and distributions declared per common share	$0.57	$0.32
Basic and diluted weighted average common shares outstanding	55,064,870	53,583,490

ABOUT GOLUB CAPITAL BDC, INC.

Golub Capital BDC, Inc. (“Golub Capital BDC”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. Golub Capital BDC invests primarily in senior secured and one stop loans of U.S. middle-market companies that are often sponsored by private equity investors. Golub Capital BDC’s investment activities are managed by its investment adviser, GC Advisors LLC, an affiliate of the Golub Capital group of companies ("Golub Capital").

ABOUT GOLUB CAPITAL

Golub Capital is a nationally recognized credit asset manager with over $20 billion of capital under management. For over 20 years, the firm has provided credit to help medium-sized U.S. businesses grow. The firm’s award-winning middle market lending business helps provide financing for middle market companies and their private equity sponsors. Golub Capital’s credit expertise also forms the foundation of its Late Stage Lending and Broadly Syndicated Loan businesses. Golub Capital has worked hard to build a reputation as a fast, reliable provider of compelling financing solutions, and we believe this has inspired repeat clients and investors. Today, the firm has over 300 employees with lending offices in Chicago, New York and San Francisco. For more information, please visit www.golubcapital.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. Golub Capital BDC, Inc. undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:

Ross Teune
312-284-0111
rteune@golubcapital.com

Source: Golub Capital BDC, Inc.